Exhibit 99.1
For immediate release
August 2, 2022

AtriCure Reports Second Quarter 2022 Financial Results
MASON, Ohio, August 2, 2022 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments and therapies for atrial fibrillation (Afib), left atrial appendage (LAA) management and post-operative pain management, today announced second quarter 2022 financial results.
“We delivered a remarkable second quarter as we continue changing the standard of care for millions of patients globally,” said Michael Carrel, President and Chief Executive Officer of AtriCure. “Our results demonstrate the building strength of our portfolio of solutions, while continued product innovation, clinical science and physician education drive expansive, long-term growth opportunities.”
Second Quarter 2022 Financial Results
Revenue for the second quarter 2022 was $84.5 million, an increase of 18.4% (an increase of 19.8% on a constant currency basis) over second quarter 2021 revenue. U.S. revenue was $71.3 million, an increase of $11.2 million or 18.6%, compared to second quarter 2021. U.S. revenue growth was driven by sales across key product lines, notably the cryoSPHERE® probe for post-operative pain management, AtriClip® Flex·V® and Pro·V® devices, the new ENCOMPASS® clamp and our EPi-Sense® System. International revenue increased $2.0 million or 17.3% (an increase of 26.3% on a constant currency basis) to $13.3 million, driven mainly by appendage management products and reflecting a rebound in procedure volumes in Europe and growth in Australia. On a sequential basis, worldwide revenue for the second quarter 2022 increased approximately 13.3% over first quarter 2022.
Gross profit for the second quarter 2022 was $63.5 million compared to $54.1 million for the second quarter 2021. Gross margin was 75.1% and 75.8% for the second quarters 2022 and 2021 respectively, largely reflecting changes in U.S. product mix and cost increases driven by inflationary and supply chain pressures. Loss from operations for the second quarter 2022 was $13.7 million, compared to $15.1 million for the second quarter 2021. Basic and diluted net loss per share was $0.32 for the second quarter 2022, compared to $0.36 for the second quarter 2021.
Adjusted EBITDA was negative for the second quarter 2022 at $3.2 million, compared to negative $2.7 million for second quarter of 2021. Adjusted loss per share for the second quarter 2022 was $0.32 compared to $0.30 for the second quarter 2021.
Constant currency revenue, adjusted EBITDA and adjusted loss per share are non-GAAP measures. We discuss these non-GAAP measures and provide reconciliations to GAAP measures later in this release.
2022 Financial Guidance
Full year 2022 revenue is projected to be approximately $323 million to $333 million, reflecting growth of approximately 18% to 21% over full year 2021. Management continues to expect full year 2022 adjusted EBITDA to be a loss of approximately $2 million to $4 million, and the full year 2022 adjusted loss per share of approximately $1.07 to $1.12.
Conference Call
AtriCure will host a conference call at 4:30 p.m. Eastern Time on Tuesday, August 2, 2022 to discuss its second quarter 2022 financial results. To access the webcast, please visit the Investors page of AtriCure’s corporate website at https://ir.atricure.com/events-and-presentations/events. Participants are encouraged to register more than 15 minutes before the webcast start time. A replay of the presentation will be available for 90 days following the presentation.
About AtriCure
AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® probe is cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac and thoracic procedures. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.
Forward-Looking Statements
This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. This press release also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/forward-looking-statements as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. Except where otherwise noted, the information contained in this release and the related attachment is as of August 2, 2022. We assume no obligation to update any forward-looking statements contained in this release and the related attachment as a result of new information or future events or developments, except as may be required by law.
Use of Non-GAAP Financial Measures
To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure provides certain non-GAAP financial measures in this release as supplemental financial metrics.
Revenue reported on a constant currency basis is a non-GAAP measure, calculated by applying previous period foreign currency exchange rates, which are determined by the average daily Euro to Dollar exchange rate, to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and investors.
Adjusted EBITDA is calculated as net income (loss) before other income/expense (including interest), income tax expense, depreciation and amortization expense, share-based compensation expense, acquisition costs, legal settlement costs, impairment of intangible asset and change in fair value of contingent consideration liabilities. Management believes in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing results of operations and management believes that the excluded items are typically not reflective of our ongoing core business operations and financial condition. Further, management uses adjusted EBITDA for both strategic and annual operating planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)” later in this release.
Adjusted income (loss) per share is a non-GAAP measure which calculates the net income (loss) per share before non-cash adjustments in fair value of contingent consideration liabilities, impairment of intangible asset and legal settlement costs. A reconciliation of adjusted income (loss) per share reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Loss Per Share” later in this release.
The non-GAAP financial measures used by AtriCure may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financials measures included in this press release, and not to rely on any single financial measure to evaluate our business.

CONTACTS:
Angie Wirick
AtriCure, Inc.
Chief Financial Officer
(513) 755-5334
awirick@atricure.com
Lynn Lewis or Marissa Bych
Gilmartin Group
Investor Relations
lynn@gilmartinir.com
marrisa@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
United States Revenue:
Open ablation	$22,070	$19,503	$41,044	$36,942
Minimally invasive ablation	10,154	9,702	18,769	18,087
Pain management	10,210	5,709	18,224	9,607
Total ablation	42,434	34,914	78,037	64,636
Appendage management	28,831	25,156	55,500	45,743
Total United States	71,265	60,070	133,537	110,379
International Revenue:
Open ablation	6,213	5,526	12,705	9,960
Minimally invasive ablation	1,271	1,575	2,804	2,849
Pain management	114	11	254	11
Total ablation	7,598	7,112	15,763	12,820
Appendage management	5,666	4,194	9,805	7,452
Total International	13,264	11,306	25,568	20,272
Total revenue	84,529	71,376	159,105	130,651
Cost of revenue	21,010	17,298	39,991	32,033
Gross profit	63,519	54,078	119,114	98,618
Operating expenses:
Research and development expenses	14,791	12,197	28,420	23,414
Selling, general and administrative expenses	62,388	56,958	118,504	106,166
Total operating expenses	77,179	69,155	146,924	129,580
Loss from operations	(13,660)	(15,077)	(27,810)	(30,962)
Other expense, net	(1,136)	(1,108)	(2,113)	(2,109)
Loss before income tax expense	(14,796)	(16,185)	(29,923)	(33,071)
Income tax expense	45	66	101	97
Net loss	$(14,841)	$(16,251)	$(30,024)	$(33,168)
Basic and diluted net loss per share	$(0.32)	$(0.36)	$(0.66)	$(0.74)
Weighted average shares used in computing net loss per share:
Basic and diluted	45,692	45,035	45,610	44,834

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$118,454	$119,090
Accounts receivable, net	41,488	33,021
Inventories	41,292	38,964
Prepaid and other current assets	4,932	5,001
Total current assets	206,166	196,076
Long-term investments	64,295	104,338
Property and equipment, net	36,053	31,409
Operating lease right-of-use assets	4,241	4,761
Goodwill and intangible assets, net	275,830	277,773
Other noncurrent assets	804	955
Total assets	$587,389	$615,312
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$54,496	$54,689
Other current liabilities and current maturities of leases	1,820	1,756
Total current liabilities	56,316	56,445
Long-term debt	59,954	59,741
Finance lease liabilities	9,603	10,082
Operating lease liabilities	3,591	4,068
Other noncurrent liabilities	1,215	1,220
Total liabilities	130,679	131,556
Stockholders' equity:
Common stock	46	46
Additional paid-in capital	771,185	764,811
Accumulated other comprehensive loss	(4,344)	(948)
Accumulated deficit	(310,177)	(280,153)
Total stockholders' equity	456,710	483,756
Total liabilities and stockholders' equity	$587,389	$615,312

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)
Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss, as reported	$(14,841)	$(16,251)	$(30,024)	$(33,168)
Income tax expense	45	66	101	97
Other expense, net	1,136	1,108	2,113	2,109
Depreciation and amortization expense	2,937	2,658	5,804	4,780
Share-based compensation expense	7,524	7,141	14,573	13,745
Change in fair value of contingent consideration	—	2,600	—	5,100
Non-GAAP adjusted loss (adjusted EBITDA)	$(3,199)	$(2,678)	$(7,433)	$(7,337)
Reconciliation of Non-GAAP Adjusted Loss Per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss, as reported	$(14,841)	$(16,251)	$(30,024)	$(33,168)
Change in fair value of contingent consideration	—	2,600	—	5,100
Non-GAAP adjusted net loss	$(14,841)	$(13,651)	$(30,024)	$(28,068)
Basic and diluted adjusted net loss per share	$(0.32)	$(0.30)	$(0.66)	$(0.63)
Weighted average shares used in computing adjusted net loss per share
Basic and diluted	45,692	45,035	45,610	44,834